[GRAPHIC OMITTED][GRAPHIC OMITTED]

HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP                                        FOR IMMEDIATE RELEASE

CONTACT:  Citigate Sard Verbinnen
          Paul Caminiti/Victoria Hofstad/Chris Kittredge
          212/687-8080


                    HAMPSHIRE TO RESTATE FINANCIAL STATEMENTS


Anderson, SC, December 13, 2006. Hampshire Group, Limited (NASDAQ: HAMP) today announced that it will restate annual and quarterly financial statements for the years 2003 through 2005 as well as for the fiscal quarter ended April 1, 2006 based on the preliminary findings of the previously announced investigation by the Audit Committee of its Board of Directors. The Company is reviewing its financial statements for the fiscal year ended December 31, 2002, which may require adjustments as well. The Audit Committee has discussed these preliminary findings with Deloitte & Touche LLP, the Company's independent registered public accounting firm. All of the Company's financial statements and related reports of the Company's independent registered public accounting firm, earnings press releases and similar communications, including reports on internal controls, issued by the Company relating to the aforementioned periods should no longer be relied upon. The Company anticipates filing amendments to the required reports with the Securities and Exchange Commission during the first quarter of 2007.

The Audit Committee's investigation determined that Hampshire will have to make certain adjustments related to the previously announced $1.45 million of expense reports submitted by the former CEO, Ludwig Kuttner, a substantial portion of which were fraudulent or not substantiated in accordance with Hampshire's policies. As part of the Audit Committee investigation, the Company also undertook a review of its accounting and disclosure policies and internal controls. Hampshire expects, as a result of this review, to make certain other adjustments to its historical financial statements primarily related to income tax expenses, tax contingency accruals, non-accountable plan reimbursements for certain executives, and certain executive benefit plans.

The Audit Committee investigation is continuing. There can be no assurance that additional issues will not be identified in the course of the investigation, and these issues may be material. If identified, the matters could further delay the issuance of the financial statements or result in additional restatements.

As a result of the required restatements, Hampshire will not be able to file with the SEC its Quarterly Report on Form 10-Q for the quarter ended July 1, 2006 by December 15, 2006 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 by December 29,

2006, both of which are currently conditions to the continued listing of Hampshire's common stock on the Nasdaq Global Market. Hampshire has notified Nasdaq that it will be unable to file its reports with the SEC by the agreed upon deadlines. While Hampshire intends to seek an extension of these deadlines as well as appeal to the Nasdaq Listing and Hearings Review Council for further relief, there can be no assurances that Nasdaq will grant a further exception or that Hampshire's common stock will not be delisted from The Nasdaq Stock Market during the pendency of any future proceedings.

In addition, Hampshire will not be able to deliver to its credit facility lenders its financial statements for the quarters ended July 1, 2006 and September 30, 2006 by December 31, 2006, as previously agreed. Failure to deliver these financial statements to the lenders by December 31, 2006 will result in a default under the credit facility unless a waiver is obtained. Hampshire has notified its lead lender regarding its request for a waiver, but there can be no assurance that the lenders will grant Hampshire's request. As of December 12, 2006, Hampshire had cash on hand of approximately $40.9 million and $33.6 million in letters of credit outstanding under its credit facility. No other borrowings are outstanding under the credit facility. Based on its most recent borrowing base calculation as of December 2, 2006, Hampshire has a total availability of $95.0 million under the credit facility excluding outstanding letters of credit. With the exception of letters of credit, Hampshire does not expect to require any borrowings to fund operations prior to May 2007.

Hampshire is currently evaluating claims it has against Mr. Kuttner, including claims for misappropriation, breach of duty of loyalty and, pursuant to the Sarbanes-Oxley Act, disgorgement of bonuses and net gain on stock sales. Hampshire is cooperating with ongoing investigations of the SEC and the US Attorney.

Hampshire Group, Limited is a diversified apparel company, believed to be the largest supplier of women's and men's sweaters in North America and a leading supplier of women's related separates.

-----------------------------------------------------------------
           Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are also urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of the factors that affect the Company's business.